Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made by and between DeVry University (OPE ID Number 01072700) (“DVU”), 3005 Highland Parkway, Downers Grove, Illinois 60515, and the United States Department of Education (the “Department”) acting through the Chief Enforcement Officer at Federal Student Aid (collectively “the Parties”), and is effective the latest date opposite the signatures below (“Effective Date”).

RECITALS

            WHEREAS, DVU is a school participating in the Federal student aid programs authorized pursuant to Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C. § 1070 et seq. (“Title IV, HEA programs”); and

WHEREAS, DVU received a request for documents and information on August 28, 2015 from the Department’s Multi-Regional and Foreign School Participation Division of the Federal Student Aid Office; and

WHEREAS, the Department issued a Notice of Intent to Limit to DVU on January 27, 2016 (the “Notice”); and

WHEREAS, DVU timely filed a written request for a hearing contesting the Notice on February 12, 2016, and the Notice is now the subject of a Federal Student Aid proceeding entitled In the Matter of DeVry University, Docket No. 16-07-O (the “Limitation Action”); and

WHEREAS, the Parties have endeavored to resolve this matter and have engaged in good faith negotiations for that purpose; and

WHEREAS, the Parties now desire to settle this matter.

 NOW, THEREFORE, in consideration of the mutual promises and the performance of the actions described herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.	DVU agrees to the following:

a.
To the extent DVU has not already done so, DVU will immediately cease publishing or otherwise using the Since 1975 Representation and will not resume publishing or otherwise using the Since 1975 Representation.  As used in this Agreement, “Since 1975 Representation” means any representation, regardless of manner, form or means of utterance or publication by DVU to a student, prospective student, accrediting agency, state agency, the Secretary of Education (“Secretary”), or any member of the public stating or suggesting the graduate employment outcomes for DVU graduates since 1975.  Without limitation, the phrase “Since 1975 Representation” shall include representations that state that (1) since 1975, 90% (or some close variation thereof) of DVU graduates system-wide in the active job market were employed in career-related positions within 6 months of graduation; or (2) since 1975, 90% (or some close variation thereof) of DVU graduates system-wide in the active job market held positions in their fields of study within 6 months of graduation.  The phrase “Since 1975 Representation” shall exclude any representation of graduate employment outcomes for DVU graduates that does not cumulatively include DVU graduates since 1975.

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b.
DVU will not make any representations to a student, prospective student, accrediting agency, state agency, the Secretary, or any member of the public that are based, in whole or in part, on the post-graduation employment outcomes of any student who graduated from DVU between 1975 and October 1980.

c.	DVU certifies that it has taken or will take steps, as identified in Exhibit A, to remove certain past uses or publications by DVU and third parties of the Since 1975 Representation.

d.
To the extent DVU makes any representations to any student, prospective student, accrediting agency, state agency, the Secretary, or member of the public that are based, in whole or in part, on graduate employment rates, DVU will possess and maintain graduate-specific data to substantiate such representations and will make such graduate-specific data available to the Department upon request.  As used herein, “graduate-specific data” shall mean all information about individual graduates, individually and in the aggregate, necessary to support such a representation  and includes graduate names, social security numbers, student ID numbers, graduation dates, degrees earned (e.g., bachelors, associates, masters), programs or majors (e.g., business administration, technical management), specializations or other concentrations (if applicable), and information regarding both pre- and post-graduation employment, including employer name, occupation, position title, hours worked, salary, start date, full or part time status, and whether the position is funded by DVU, and any other information necessary to substantiate the truthfulness of the representation.  Without limitation, “graduate-specific data” shall include:

i.
To the extent necessary to substantiate the truthfulness of the representation, all student files relating to students or graduates whose graduate employment information serves as a basis for the representation, including student files relating to students or graduates who are part of a cohort of students as to which the representation pertains, but whose information is nonetheless excluded from the calculation for any reason;

ii.
All documentation collected or maintained by DVU necessary to substantiate the truthfulness of the representation, including its employees, contractors, and agents, relating to the employment of any such student before, during, and after the student's graduation from DVU and maintained in DVU’s Registrar or Career Services files;

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iii.
All communications or documents necessary to substantiate the truthfulness of the representation reflecting communications between DVU, including its employees, contractors, and agents, with any student or graduate regarding post-graduation employment;

iv.
All documents obtained by DVU relating to any audit, survey, analysis, or other review contracted for or by DVU, relating to any representations that are based, in whole or in part, on graduate employment outcomes;

v.
All other evidence on which DVU relies to substantiate the facts underlying any representation about the employability of DVU graduates, including, without limitation, representations about the employment rates of DVU graduates.

e.
DVU will maintain information sufficient to establish the methodology it used to formulate any representations regarding post-graduation employment outcomes of DVU students and make such information available to the Department upon request.  As used herein “information sufficient to establish the methodology” shall include, without limitation, detailed information about the methodology used to categorize students for purposes of any representations including, as appropriate, the methodology used to determine whether a graduate was employed in his or her field of study, the methodology used to assess the differences, if any, between pre-enrollment or pre-graduation employment, on the one hand, and post-graduation employment, on the other, and the methodology used to determine the veracity of any information compiled by DVU employees or agents responsible for compiling information and making such determinations.  Without limitation, “information sufficient to establish the methodology” shall also include:

i.
All internal or external publications, including, without limitation, Career Services Manuals, training materials, guidelines, and instructions, that describe, detail, or relate to the methodology used by DVU to calculate or create such representation based, in whole or in part, on graduate employment rates; and

ii.
All other evidence on which DVU relies to substantiate the methodology underlying any representation about the employability of DVU graduates, including, without limitation, representations about the employment rates of DVU graduates.

f.
With respect to the records and information required to be maintained pursuant to Paragraphs 1(d) and 1(e) of this Agreement, DVU shall maintain such records for a period not less than six (6) years following the last making of the representation triggering an obligation in those Paragraphs.

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g.
For a period of six years from the Effective Date, DVU will engage a qualified, independent, third-party (“Third Party”) to review the records and information relating to DVU graduates from January 2017 and beyond required to be maintained pursuant to Paragraphs 1(d) and 1(e) of this Agreement and DVU’s plans to maintain such records for the period required by Paragraph 1(f) of this Agreement.  The Third Party shall issue a Report, on no less than an annual basis, that confirms DVU has satisfied, in all material respects, its responsibilities under Paragraphs 1(d) and 1(e) of this Agreement relating to DVU graduates from January 2017 and beyond, and has implemented policies designed to achieve and maintain compliance with Paragraph 1(f) of this Agreement.  This Report: (A) shall identify the information that DVU has provided to the Third Party, including a listing and brief description of all representations  DVU has made (since the most recent report provided pursuant to this Paragraph) to any student, prospective student, accrediting agency, state agency, the Secretary, or member of the public that are based, in whole or in part, on graduate employment rates, and the steps that the Third Party has taken to confirm DVU’s compliance with Paragraphs 1(d) and 1(e), and its policies to comply with Paragraph 1(f), of this Agreement; (B) is provided to the Director of Enforcement at Federal Student Aid or his or her designee; and (C) is accompanied by a statement by the Third Party affirming that, to the knowledge of the Third Party, the Report does not contain any false, fictitious, or fraudulent information, or omit any material fact.  In the event DVU is unable to secure the engagement of a Third Party to provide the Report prescribed under this Paragraph 1(g) after exhausting all reasonable good faith efforts to do so, the Parties agree to work cooperatively to amend this Paragraph to accomplish their shared objective of obtaining a third-party report.  In such event, DVU will provide the Department with a written report describing the steps taken to secure such an engagement, the reasons for DVU’s inability to secure such an engagement, and the names of any Third Party actually retained for the purpose of providing the Report required by this Paragraph.

h.
For a period of six years from the Effective Date, and on no less than an annual basis, DVU will provide the Department a certification attesting to DVU’s compliance with Paragraphs 1(d) and 1(e) of this Agreement, and its policies for complying with Paragraph 1(f) of this Agreement.  Such certification shall: (A) identify and briefly describe to the Department all representations DVU has made  (since the most recently provided certification pursuant to this Paragraph) to any student, prospective student, accrediting agency, state agency, the Secretary, or member of the public that are based, in whole or in part, on graduate employment rates; (B) affirm that DVU has not knowingly excluded from the graduate-specific data required to be maintained pursuant to Paragraph 1(d) any other information created or maintained by DVU that could reasonably be used to substantiate a representation subject to Paragraph 1(d); (C) be provided to the Director of Enforcement at Federal Student Aid or his or her designee; and (D) acknowledge that the provision of any false, fictitious, or fraudulent information, or the omission of any material fact, may subject DVU to criminal, civil or administrative penalties for fraud, false statements, false claims, or other violations of law.

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i.
Within thirty days of the Effective Date, DVU will prominently post on the home page of its website in a simple and meaningful manner, the following language (“Disclosure Language”), to be maintained for two years:

DeVry University previously advertised that “Since 1975, 90% of DeVry graduates system-wide in the active job market held positions in their fields of study within 6 months of graduation.”  The U.S. Department of Education has asserted that the records maintained by DeVry University for the period 1975-1983 were not sufficient to substantiate the Since 1975 Representation, and thus that DeVry University could not substantiate this representation to the extent required by law.  Accordingly, the University agreed to cease making the Since 1975 Representation and post this notification on its website.

j.
Within thirty days of the Effective Date, and for five years following the Effective Date, DVU must include the Disclosure Language in any and all enrollment agreements or other such documents memorializing the enrollment of a student at DVU.

k.
For a period of five years following the Effective Date, DVU will submit to the Department, to the attention of the Director of Enforcement, no later than ten days after the event described below, written notice of the occurrence of any of the following:

i.
Any adverse action whatsoever, including, without limitation, written warnings, adverse factual determinations, show cause orders, lawsuits filed, probation and similar actions, taken against DVU by an accrediting agency, State authorizing agency, Federal or State agency, or any other civil or criminal law enforcement agency, or any civil case (including an arbitration) filed by a private party relating to representations made by DVU regarding the employability of its graduates (including representations that are based, in whole or in part, on graduate employment rates), and any judgments rendered in such case; or

ii.
DVU's receipt of a subpoena, civil investigative demand, or other inquiry by an accrediting agency, State authorizing agency, Federal or State agency, or any other civil or criminal law enforcement agency relating to representations made by DVU regarding the employability of its graduates (including representations that are based, in whole or in part, on graduate employment rates).

2.
Within 30 days of the Effective Date of this agreement, DVU shall post a letter of credit (“LOC”) for the benefit of the Department in the amount of $68,435,908, which is approximately equal to ten percent of the Title IV, HEA program funds disbursed by DVU in the 2014-2015 award year.

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a.
The LOC will be adjusted annually to remain at a level equal to ten percent of DVU’s Title IV, HEA program disbursements in the preceding fiscal year, but in no event shall the LOC be less than $68,435,908.  The LOC shall expire on the fifth anniversary of its issuance.  Pursuant to lender requirements, the LOC may contain an annual expiration date and allow for automatic renewal.  Should DVU fail to renew or replace the LOC within ten (10) days prior to any interim expiration with a new LOC that becomes effective immediately upon the expiration of the extant LOC (so as not to create any lapse in an LOC), the Department may call the extant LOC and place the funds in an escrow account at the Department pending a determination of the extent to which those funds will be used in accordance with Paragraph 2(b) of this Agreement.

b.
The LOC posted pursuant to this Agreement will be deemed to satisfy any and all requirements for DVU to post an LOC triggered by the past performance requirement of financial responsibility under 34 C.F.R. § 668.174(a)(1) based on the settlement of the Notice.

c.
The LOC will permit the Department to draw against the letter of credit only under the following circumstances, and in any case only after such action has been finally determined to be justified under a process in which DVU is afforded all the rights and protections to which it is entitled:

i.	To pay refunds of institutional or non-institutional charges owed to or on behalf of current or former students of DVU, whether DVU remains open or has closed;

ii.
To provide for the "teach-out" of students enrolled at DVU at the time of the closure of DVU, including with respect to activities conducted pursuant to a “teach out agreement,” as that term is defined in 34 C.F.R. § 602.3, and/or other services reasonably designed to facilitate the transition of such students to another educational program, such as funding transfer fees, transcript costs, and similar expenses; and

iii.
To pay any fines, penalties, or liabilities whatsoever owing to the Secretary arising from acts or omissions by DVU in violation of Title IV, HEA program requirements, including the violation of any agreement entered into by DVU with the Secretary regarding the administration of Title IV, HEA programs. Without limitation, this shall include any liability owed to the Secretary pursuant to Section 455(h) of the HEA, 20 U.S.C. §1087e(h), or any regulation promulgated thereunder.

d.
As used in this Agreement, “Covered Conduct” shall mean conduct regarding DeVry’s substantiation, or lack thereof, for the Since 1975 Representation. “Covered Conduct” shall exclude any conduct other than that regarding DVU’s substantiation for the Since 1975 Representation and shall also exclude conduct relating to DVU’s use of any other representation, including other representations related to post-graduation  outcomes of DVU students, irrespective of whether such representation was made as part of the We Major in Careers campaign.  Covered conduct shall also exclude any conduct that may form a basis for a determination by the Secretary that DVU has engaged in substantial misrepresentation pursuant to 34 C.F.R. Part 668 Subpart F or 20 U.S.C. § 1094(c)(3).

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3.
The Parties agree that the settlement of the Notice constitutes a condition of past performance as set forth in 34 C.F.R. § 668.174(a)(1).  DVU will therefore participate in the Title IV, HEA programs under provisional certification through April 1, 2018, provided that:

a.
The Department retains the right to revoke DVU’s provisional certification for cause, consistent with the procedural requirements set out in 34 C.F.R. § 668.13(d) and the provisional program participation agreement attached hereto as Exhibit B.  The provisions set forth in Paragraph 3(b) below shall not apply to any revocation action taken by the Department.

b.
Before taking any action regarding DVU’s eligibility under or participation in the Title IV, HEA programs other than a revocation pursuant to 34 C.F.R. § 668.13(d), or before imposing any fine, penalty, or liability against DVU, irrespective of whether such fine, penalty, or liability is imposed using the processes afforded in 34 C.F.R. Part 668 Subpart G or following a Final Program Review Determination or Final Audit Determination (and subject to appeal rights under 34 C.F.R. Part 668 Subpart H), the Department will:

i.	Provide DVU written notice specifying the Department’s basis for such action; and

ii.	Afford DVU an opportunity to challenge the action through a proceeding pursuant to 34 C.F.R. Part 668, Subparts G or H, as applicable, with all attendant rights;

iii.	Written notice, as that phrase is used in Paragraph 3(b)(i) of this Agreement may be satisfied by the Department’s issuance of a Final Program Review Determination or Final Audit Determination.

c.	DVU will have until six-months after the last day of DVU’s fiscal year to submit its audited financial statements and an independent compliance audit, consistent with 34 C.F.R. § 668.23.

d.	The Department shall process all applications for programs and locations as it would in the ordinary course and without undue delay.

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e.
Other than as expressly set forth herein, the Department shall not impose growth or other conditions or restrictions on DVU’s participation in the Title IV, HEA programs due to the Covered Conduct, or arising from the Notice or the settlement of the Notice. Except as otherwise provided by law, the Department is not otherwise limited in its authority to impose such conditions or restrictions.

f.
Except as otherwise provided herein, no person or entity exercising substantial control over DVU as determined under 34 C.F.R. § 668.174 shall be required to submit a financial guarantee to the Department as a condition of initial provisional certification, or due to the Covered Conduct, or arising from the Notice or the settlement of the Notice.

4.
DVU accepts and acknowledges that for five years after the effective date of this Agreement and following the expiration of the Provisional Program Participation Agreement executed pursuant to Paragraph 3 of, and concurrently with, this Agreement, the condition of past performance resulting from the settlement of the Notice may result in DVU’s certification to participate in Title IV, HEA programs only under an alternative standard set forth in 34 C.F.R. § 668.175.

5.
Notwithstanding any other provision of this Agreement, nothing in this Agreement shall restrict the Department from considering the Covered Conduct when devising or implementing a remedy for any conduct by DVU (which is not within the Covered Conduct) that violates Title IV of the HEA or any regulation promulgated thereunder.

6.
The Department will not impose conditions on the timing of disbursement of aid or documentation requirements due to the Covered Conduct, other than requiring DVU, at the Department’s sole discretion, to participate in the Title IV, HEA programs under a method of payment no more restrictive or burdensome than Heightened Cash Monitoring 1 status, set forth at 34 C.F.R.  § 668.162(d)(1).  Except as so stated, the Department retains the sole discretion to determine the method under which the Secretary provides Title IV, HEA program funds pursuant to 34 C.F.R. § 668.162.

7.
The Department agrees to accept the commitments made by DVU in this Agreement in full and final resolution of all matters, present or future, based on the Covered Conduct, or arising out of the Notice or the Settlement of the Notice.  The Department agrees that it shall not institute, direct, maintain, continue or join any action of any nature, including but not limited to any civil or administrative monetary claim against DVU, or any DVU entities and related parties, arising from or based on the Covered Conduct, the act of settlement, or this Agreement.

8.
DVU releases the Department (together with its agents and employees) from any claims, known and unknown, suspected and unsuspected, including claims for attorneys’ fees, costs, and expenses of every kind and however denominated, that DVU has asserted or could assert against the Department (together with its agents and employees) concerning the Covered Conduct, the Department’s investigation into the Covered Conduct, the Department’s bringing of the Limitation Action, or the Department’s actions in prosecuting the Limitation Action.

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9.	Within five days of the Effective Date, the Parties agree that they shall jointly enter a motion to dismiss the Limitation Action with prejudice.

10.
This Agreement does not waive, compromise, restrict, or settle any past, present, or future actions by the Department pursuant to 34 C.F.R. Part 668, Subparts G and H that are not arising from or based on the Covered Conduct or this Agreement.

11.
This Agreement does not waive, compromise, restrict, or settle any past, present, or future violations by DVU, its Trustees, Officers, or employees of the criminal laws of the United States or any action initiated against DVU, its Trustees, Officers, agents, or employees for civil fraud against the United States.

12.	DVU neither admits nor denies any wrongdoing regarding the Covered Conduct.

13.	The Parties will each bear their own costs in connection with this action and this Agreement.

14.
All signatories to this Agreement acknowledge that they have read this Agreement and have freely and voluntarily executed it after having consulted with counsel and received the advice of counsel as to its effect.

15.
Each individual signing this Agreement warrants that he or she has full authority to do so.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

16.	Neither Party will contest the enforceability of this Agreement in a future proceeding.

17.
A breach of this Agreement by DVU shall constitute a breach of DVU’s standard of care and diligence in administering Title IV programs, a breach of any Program Participation Agreement in effect at the time of the breach, and cause for revocation pursuant to a provisional Program Participation Agreement.

18.
This Agreement, including the Exhibits attached hereto, sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof.

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Robert Paul	Date
President
DeVry University

Robert S. Kaye	Date
Chief Enforcement Officer
Federal Student Aid
U.S. Department of Education

[Signature Page to Settlement Agreement]

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EXHIBIT A

DVU certifies that it has undertaken, and will continue to undertake, efforts to remove instances of the Since 1975 Representation from electronic sources that may be viewed by members of the public as more particularly set forth in this Exhibit A.  The Parties agree that that the steps DVU certifies to have taken and agrees to undertake, as described in this Exhibit A, satisfy DVU’s obligations pursuant to Section 1(c) of the Settlement Agreement (“Agreement”) by and between DVU and the U.S. Department of Education. Capitalized terms not defined in this Exhibit A shall have the meaning ascribed to them in the Agreement. As used herein, the term “Affiliate” shall mean DeVry Education Group Inc. (“DVG”) and any entity, other than DVU, owned directly or indirectly or controlled by DVG.

1.	Websites Owned or Controlled by DeVry Education Group.
a.
DVU certifies that it has taken in reasonable, good faith efforts to locate and remove from the devry.edu website and all other websites owned or controlled by DVU or an Affiliate, each instance of the Since 1975 Representation visible to an ordinary user, except as set forth in section 1.d, below.

b.
DVU certifies that it has engaged in reasonable, good faith efforts to locate and remove from all social media accounts owned or controlled by DVU or an Affiliate, each instance of the Since 1975 Representation visible to an ordinary user.

c.	The reasonable, good faith efforts referenced in sections 1.a and 1.b include the following:
i.
DVU convened a task force, consisting of internal business leaders and the external advisors listed below, to search for and review instances of the Since 1975 Representation, and to ensure the deletion of each instance of the Representation located during such search, except as described in section 1.d.  The task force consisted of: (i) DVG’s Senior Vice President of External Relations and Regulatory Affairs; (ii) DVU’s Chief Operating Officer; (iii) DVU’s Chief Marketing Officer; (iv) DVU’s Vice President of Workforce Solutions; (v) DVG’s Vice President of Regulatory Affairs; and (vi) DVG’s Director of Regulatory Compliance. The task force worked with outside advisors from Omniangle Technologies, LLC (“Omniangle Technologies”) and Barnes & Thornburg LLP. The task force also obtained the assistance of additional DVG employees with subject matter expertise as necessary, such as personnel responsible for managing the main DVU website and other DVG owned or controlled websites, local campus websites, and DVG social media channels.

ii.
At the task force’s instruction, Omniangle Technologies employed its cyber-intelligence tools to monitor this work by conducting searches for any additional instances of the Since 1975 Representation in websites or social media accounts owned or controlled by DVU or an Affiliate.

d.
The Parties acknowledge that the Since 1975 Representation appears in certain historical press releases, academic annual reports, and investor disclosures (collectively, “Historical References”) contained on sites owned or controlled by DVU or an Affiliate. The Parties agree that DVU shall not be required to remove or seek removal of the Since 1975 Representation to the extent it appears in Historical References.

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2.	Third Party Websites, Government Websites and Social Media.
a.	DVU certifies that it has engaged in reasonable, good faith efforts to locate instances of the Since 1975 Representation appearing on third-party websites (including social media platforms).
b.	The reasonable, good faith efforts referenced in sections 2.a and include the following:

i.
The task force described above directed Omniangle Technologies to utilize its cyber-intelligence tools to search for instances of the Since 1975 Representation on third-party websites and in social media accounts owned or controlled by third parties. The task force then issued letters to each of the third parties identified by Omniangle (except for government agencies as described in section 2.d), requesting that the third-parties remove the Representation from their sites or social media accounts.

ii.	Each third party with which DVU had some form of contractual relationship agreed to comply with DVU’s request to remove instances of the Representation identified by the task force.
c.
An example of a letter DVU sent to third parties prior to the date hereof is attached as Attachment 1. Any request sent to a third party on or after the date hereof shall be in a substantially similar form to Attachment 1 or, in the case of individual users, Attachment 2.

d.
DVU will retain Omniangle Technologies or a similar vendor to continue to monitor for additional appearances of the Representation through December 31, 2017. Should DVU discover additional appearances of the Representation, regardless of the means or source of that discovery, DVU will contact (using letters akin to those attached hereto as Attachment 1 and Attachment 2, as appropriate) any necessary third parties to request removal of such new appearances. A copy of the retainer agreement between DVU and Omniangle Technologies is attached hereto as Attachment 3.

e.
The Parties acknowledge that the Since 1975 Representation appears on certain government-maintained websites, media websites or social media platforms not under DVU’s or an Affiliate’s ownership or control. The Parties understand that DVU will not ask any government agency to remove a reference to the Since 1975 Representation from its website or social media platform. The Parties also understand that DVU may be unable to obtain removal of the Since 1975 Representation from websites, media websites or social media platforms not owned or controlled by DVU or an Affiliate. Any such failure to obtain removal of the Since 1975 Representation shall not constitute a breach of the Agreement. Nothing in this paragraph modifies the duty that DVU has to make reasonable, good faith efforts (as described in paragraph 2(c) above) to continue to monitor additional appearances of the Since 1975 Representation and to take necessary corrective action (as described in paragraph 2(b) and 2(c) above.

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The Parties agree that the efforts described above constitute reasonable, good faith efforts to remove the Since 1975 Representation from the public domain and that no breach of section 1(c) of the Settlement Agreement shall occur if DVU continues to make these efforts through December 31, 2017.

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October 13, 2016

Robert S. Kaye
Chief Enforcement Officer
Federal Student Aid
U.S. Department of Education
400 Maryland Avenue SW
Washington, D.C. 20202

Re: Exhibit A to Settlement Agreement

Dear Mr. Kaye:

By this letter, DeVry Education Group, Inc. (“DVG”) acknowledges the Settlement Agreement, dated as of October 13, 2016 (the “Settlement Agreement”), by and between the United States Department of Education and DeVry University (“DVU”).

Pursuant to the Settlement Agreement, DVU agreed to conduct certain activities set forth with specificity in Exhibit A to the Settlement Agreement (“Exhibit A”).  Certain of the activities set forth in Exhibit A relate to DVG and any entity, other than DVU, owned directly or indirectly or controlled by DVG (referred to here and in the Settlement Agreement as “Affiliates”).  DVG hereby represents that it shall take, and shall cause Affiliates to take, as applicable, such steps as may be required to permit DVU to fulfill its obligations under Exhibit A.  In addition, DVG confirms that DVG and Affiliates, together with their respective personnel, as applicable, have performed the tasks attributed to DVG and Affiliates in Exhibit A.

Sincerely,

DEVRY EDUCATION GROUP INC.

By:
Name: Lisa W. Wardell
Title: President & CEO

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UNITED STATES DEPARTMENT OF EDUCATION FEDERAL STUDENT AID SCHOOL ELIGIBILITY CHANNEL

PROGRAM PARTICIPATION AGREEMENT
[PROVISIONAL APPROVAL]

Effective Date of Approval:	The date on which this Agreement is signed on behalf of the Secretary of Education
Approval Expiration Date:	April 01, 2018
Reapplication Date:	December 31, 2017

Name of Institution:	DeVry University
dba:	DeVry College of New York
Address of Institution:	3300 North Campbell Chicago, IL 60618-5994

OPE ID Number:	01072700
DUNS Number:	782924005
Taxpayer Identification Number (TIN):	362781982

The execution of this Agreement by the Institution and the Secretary is a prerequisite to the Institution's initial or continued participation in any Title IV, HEA Program.

The postsecondary educational institution listed above, referred to hereafter as the "Institution," and the United States Secretary of Education, referred to hereafter as the "Secretary," agree that the Institution may participate in those student financial assistance programs authorized by Title IV of the Higher Education Act of 1965, as amended (Title IV, HEA Programs) indicated under this Agreement and further agrees that such participation is subject to the terms and conditions set forth in this Agreement. As used in this Agreement, the term "Department" refers to the U.S. Department of Education.

SCOPE OF COVERAGE

This Agreement applies to all locations of the Institution as stated on the most current ELIGIBILITY AND CERTIFICATION APPROVAL REPORT issued by the Department. This Agreement covers the Institution's eligibility to participate in each of the following listed Title IV, HEA programs, and incorporates by reference the regulations cited.

•	FEDERAL PELL GRANT PROGRAM, 20 U.S.C. §§ 1070a et seq.; 34 C.F.R. Part 690.

•	FEDERAL FAMILY EDUCATION LOAN PROGRAM, 20 U.S.C. §§ 1071 et seq.; 34 C.F.R. Part 682.

•	FEDERAL DIRECT STUDENT LOAN PROGRAM, 20 U.S.C. §§ 1087a et seq.; 34 C.F.R. Part 685.

•	FEDERAL PERKINS LOAN PROGRAM, 20 U.S.C. §§ 1087aa et seq.; 34 C.F.R. Part 674.

•	FEDERAL SUPPLEMENTAL EDUCATIONAL OPPORTUNITY GRANT PROGRAM, 20 U.S.C. §§ 1070b et seq.; 34 C.F.R. Part 676.

•	FEDERAL WORK-STUDY PROGRAM, 42 U.S.C. §§ 2751 et seq.; 34 C.F.R. Part 675.

•	ACADEMIC COMPETITIVENESS GRANT AND NATIONAL SCIENCE AND MATHEMATICS ACCESS TO RETAIN TALENT GRANT PROGRAMS, 20 U.S.C. §§ 1070a-1 et seq.; 34 C.F.R. Part 691.

•	IRAQ AND AFGHANISTAN SERVICE GRANT, 20 U.S.C. §§ 1070d et seq.

PROVISIONAL CERTIFICATION

This provisional certification is granted for a limited period to permit the Institution to participate in the Title IV, HEA programs referenced in this Agreement. During the period of provisional certification, the participation of the Institution will be subject to revocation for cause. Cause for revocation includes, without limitation, a failure to comply with any provision set forth in this Agreement, a violation of Department regulations deemed material by the Department, or a material misrepresentation in the material submitted to the Department as part of the Institution's application process for this certification. The Department in its sole discretion may provide the Institution with an opportunity to cure any such failure, may place the Institution on reimbursement funding pending a decision regarding revocation of this Agreement by a designated Department official, or may suspend the participation of the Institution pending a decision by the Department regarding revocation of this Agreement. In the event the Department chooses to revoke this Agreement and the Institution's participation in the Title IV, HEA programs, the Institution will have the right to show cause why this Agreement should not be revoked by presenting its objections to the designated Department official in writing. The Institution agrees that this opportunity to show cause, and not the procedures in 34 C.F.R. 668 subpart G, shall be the sole administrative appeal regarding such revocation. The decision by the designated Department official will constitute the final agency action.

Special Requirements for Substantial Changes Made During Term of Provisional Certification

Any institution provisionally certified must apply for and receive approval by the Secretary for expansion or of any substantial change (as hereinafter identified) before it may award, disburse or distribute Title IV, HEA funds based on the substantial change. Substantial changes generally include, but are not limited to: (a) establishment of an additional location; (b) increase in the level of academic offering beyond those listed in the Institution's Eligibility and Certification Approval Report (ECAR); or (c) addition of any educational program (including degree, nondegree, or short-term training programs).

 If the Institution applies for the Secretary's approval of a substantial change, the Institution must demonstrate that it has the financial and administrative resources necessary to assure the Institution's continued compliance with the standards of financial responsibility (34 C.F.R. 668.15) and administrative capability (34 C.F.R. 668.16).

Reasons and Special Conditions of Provisional Certification
Requirement for Heightened Cash Monitoring and Surety, Due to Settlement of Limitation Action

Pursuant to 34 C.F.R. §§ 668.171(d)(2) and 668.174(a)(1), an institution is not financially responsible if it has entered into a settlement agreement to resolve a limitation action initiated by the Secretary within the preceding five years. Accordingly, pursuant to 34 C.F.R. § 668.175(f), and as a condition of entering into this Program Participation Agreement under Provisional Certification, the Institution agrees to: (a) participate in the Title IV, HEA programs under the Department's heightened cash monitoring payment method set forth at 34 C.F.R. § 668.162(d)(1); (b) comply with the provisions of the Zone alternative set forth at 34 C.F.R. § 668.175(d)(2) and (d)(3); and (c) post surety (in the form of an irrevocable Letter of Credit), for a five year period. Each of these conditions is made in accordance with and subject to the terms and conditions of the Settlement Agreement between the Department and the Institution entered into in order to resolve the Federal Student Aid proceeding entitled In the Matter of DeVry University, Docket No. 16-07-O that commenced following the Federal Student Aid's issuance to the Institution, on January 27, 2016, of a notice of intent to limit the Institution's participation in Title IV, HEA programs. That Settlement Agreement is fully incorporated herein. To the extent permitted by law and to the extent not expressly limited in the Settlement Agreement, the Secretary retains the right to increase or decrease the amount of the Letter of Credit during the five-year period.

Document Retention Provisions

To ensure the Institution can meet its obligations to retain records, the Institution shall, within 60 days of the effective date of this Provisional Program Participation Agreement, submit to the Department a records retention plan detailing the Institution's structure for retaining, at a minimum, the following documents: (1) all documents required to be preserved by any applicable regulations, including, without limitation, 34 C.F.R. §§ 668.16(d), 668.23(e), 668.24, and 668.26(b)(3); (2) all documents relating or pertaining to the Institution's administration of Title IV, HEA program funds; (3) all documents constituting student admissions, financial aid, and educational files including student transcripts; (4) all documents relating to the Institution's marketing and recruiting practices and representations, including documents constituting or relating to representations concerning post-graduation outcomes of the Institution's students and the factual and methodological basis for those representations; and (5) all documents constituting submissions the institution has made to its accreditor and any state authorizing agencies. As part of its plan, the Institution must designate a specific individual who may act as a point of contact for records retention matters in the event of a closure of the Institution. In addition, within 90 days of the effective date of this Provisional Program Participation Agreement, the Institution must submit to the Department for its approval a signed engagement letter with a State or other entity detailing an agreement for record retention in the event of a closure of the Institution. Such engagement letter must include a process by which students and graduates can access their educational and financial records following any closure of the Institution.

Application for Recertification

Upon completion of the period of provisional certification, if the Institution wishes to apply for recertification to participate in the Title IV, HEA programs, the Institution must submit a completed Application for Approval to Participate in Federal Student Financial Aid Programs, together with all required supporting documentation, no later than December 31, 2017.

Grant or Denial of Full Certification

Notwithstanding any paragraph above, the provisional certification ends upon the Department's notification to the Institution of the Department's decision to grant or deny a six year certification to participate in the Title IV, HEA programs.

GENERAL TERMS AND CONDITIONS
1.
The Institution understands and agrees that it is subject to and will comply with the program statutes and implementing regulations for institutional eligibility as set forth in 34 C.F.R. Part 600 and for each Title IV, HEA program in which it participates, as well as the general provisions set forth in Part F and Part G of Title IV of the HEA, and the Student Assistance General Provisions regulations set forth in 34 C.F.R. Part 668.
The recitation of any portion of the statute or regulations in this Agreement does not limit the Institution's obligation to comply with other applicable statutes and regulations.

2.
a.    The Institution certifies that on the date it signs this Agreement, it has a drug abuse prevention program in operation that it has determined is accessible to any officer, employee, or student at the Institution.
b.    The Institution certifies that on the date it signs this Agreement, it is in compliance with the disclosure requirements of Section 485(f) of the HEA (Campus Security Policy and Campus Crime Statistics).

3.	The Institution agrees to comply with --

a.    Title VI of the Civil Rights Act of 1964, as amended, and the implementing regulations, 34 C.F.R. Parts 100 and 101 (barring discrimination on the basis of race, color or national origin);
b.    Title IX of the Education Amendments of 1972 and the implementing regulations, 34 C.F.R. Part 106 (barring discrimination on the basis of sex);
c.    The Family Educational Rights and Privacy Act of 1974 and the implementing regulations, 34 C.F.R. Part 99;
d.    Section 504 of the Rehabilitation Act of 1973 and the implementing regulations, 34 C.F.R. Part 104 (barring discrimination on the basis of physical handicap); and
e.    The Age Discrimination Act of 1975 and the implementing regulations, 34 C.F.R. Part 110.
f.    The Standards for Safeguarding Customer Information, 16 C.F.R. Part 314, issued by the Federal Trade Commission (FTC), as required by the Gramm-Leach-Bliley (GLB) Act, P.L. 106-102. These Standards are intended to ensure the security and confidentiality of customer records and information. The Secretary considers any breach to the security of student records and information as a demonstration of a potential lack of administrative capability as stated in 34 C.F.R. 668.16(c). Institutions are strongly encouraged to inform its students and the Department of any such breaches.

4.
The Institution acknowledges that 34 C.F.R. Parts 602 and 667 require accrediting agencies, State regulatory bodies, and the Secretary to share information about institutions. The Institution agrees that the Secretary, any accrediting agency recognized by the Secretary, and any State regulatory body may share or report information to one another about the Institution without limitation.

5.
The Institution acknowledges that the HEA prohibits the Secretary from recognizing the accreditation of any institution of higher education unless that institution agrees to submit any dispute involving the final denial, withdrawal, or termination of accreditation to initial arbitration prior to any other legal action.

SELECTED PROVISIONS FROM GENERAL PROVISIONS REGULATIONS, 34 C.F.R. PART 668.14

An institution's program participation agreement applies to each branch campus and other location of the institution that meets the applicable requirements of this part unless otherwise specified by the Secretary.

(b) By entering into a program participation agreement, an institution agrees that--
(1) It will comply with all statutory provisions of or applicable to Title IV of the HEA, all applicable regulatory provisions prescribed under that statutory authority, and all applicable special arrangements, agreements, and limitations entered into under the authority of statutes applicable to Title IV of the HEA, including the requirement that the institution will use funds it receives under any Title IV, HEA program and any interest or other earnings thereon, solely for the purposes specified in and in accordance with that program;

(2) As a fiduciary responsible for administering Federal funds, if the institution is permitted to request funds under a Title IV, HEA program advance payment method, the institution will time its requests for funds under the program to meet the institution's immediate Title IV, HEA program needs;

(3) It will not request from or charge any student a fee for processing or handling any application, form, or data required to determine a student's eligibility for, and amount of, Title IV, HEA program assistance;

(4) It will establish and maintain such administrative and fiscal procedures and records as may be necessary to ensure proper and efficient administration of funds received from the Secretary or from students under the Title IV, HEA programs, together with assurances that the institution will provide, upon request and in a timely manner, information relating to the administrative capability and financial responsibility of the institution to--

(i) The Secretary;
(ii) A guaranty agency, as defined in 34 CFR part 682, that guarantees loans made under the Federal Stafford Loan and Federal PLUS programs for attendance at the institution or any of the institution's branch campuses or other locations;

(iii) The nationally recognized accrediting agency that accredits or preaccredits the institution or any of the institution's branch campuses, other locations, or educational programs;
(iv) The State agency that legally authorizes the institution and any branch campus or other location of the institution to provide postsecondary education; and

(v) In the case of a public postsecondary vocational educational institution that is approved by a State agency recognized for the approval of public postsecondary vocational education, that State agency;

(5) It will comply with the provisions of § 668.15 relating to factors of financial responsibility;
(6) It will comply with the provisions of § 668.16 relating to standards of administrative capability;
(7) It will submit reports to the Secretary and, in the case of an institution participating in the Federal Stafford Loan, Federal PLUS, or the Federal Perkins Loan Program, to holders of loans made to the institution's students under that program at such times and containing such information as the Secretary may reasonably require to carry out the purpose of the Title IV, HEA programs;

(8) It will not provide any statement to any student or certification to any lender in the case of an FFEL Program loan, or origination record to the Secretary in the case of a Direct Loan Program loan that qualifies the student or parent for a loan or loans in excess of the amount that the student or parent is eligible to borrow in accordance with sections 425(a), 428(a)(2), 428(b)(1)(A) and (B), 428B, 428H and 455(a) of the HEA;

(9) It will comply with the requirements of Subpart D of this part concerning institutional and financial assistance information for students and prospective students;
(10) In the case of an institution that advertises job placement rates as a means of attracting students to enroll in the institution, it will make available to prospective students, at or before the time that those students apply for enrollment--

(i) The most recent available data concerning employment statistics, graduation statistics, and any other information necessary to substantiate the truthfulness of the advertisements; and
(ii) Relevant State licensing requirements of the State in which the institution is located for any job for which an educational program offered by the institution is designed to prepare those prospective students;

(11) In the case of an institution participating in the FFEL Program, the institution will inform all eligible borrowers, as defined in 34 CFR part 682, enrolled in the institution about the availability and eligibility of those borrowers for State grant assistance from the State in which the institution is located, and will inform borrowers from another State of the source for further information concerning State grant assistance from that State;

(12) It will provide the certifications described in paragraph (c) of this section;
(13) In the case of an institution whose students receive financial assistance pursuant to section 484(d) of the HEA, the institution will make available to those students a program proven successful in assisting students in obtaining the recognized equivalent of a high school diploma;

(14) It will not deny any form of Federal financial aid to any eligible student solely on the grounds that the student is participating in a program of study abroad approved for credit by the institution;

(15) (i) Except as provided under paragraph (b)(15)(ii) of this section, the institution will use a default management plan approved by the Secretary with regard to its administration of the FFEL or Direct Loan programs, or both for at least the first two years of its participation in those programs, if the institution --

(A) Is participating in the FFEL or Direct Loan programs for the first time; or
(B) Is an institution that has undergone a change of ownership that results in a change in control and is participating in the FFEL or Direct Loan programs.
(ii) The institution does not have to use an approved default management plan if --
(A) The institution, including its main campus and any branch campus, does not have a cohort default rate in excess of 10 percent; and
(B) The owner of the institution does not own and has not owned any other institution that had a cohort default rate in excess of 10 percent while that owner owned the institution.
(16) For a proprietary institution, the institution will derive at least 10 percent of its revenues for each fiscal year from sources other than Title IV, HEA program funds, as provided in § 668.28(a) and (b), or be subject to sanctions described in § 668.28(c);

(17) The Secretary, guaranty agencies and lenders as defined in 34 CFR part 682, nationally recognized accrediting agencies, the Secretary of Veterans Affairs, State agencies recognized under 34 CFR part 603 for the approval of public postsecondary vocational education, and State agencies that legally authorize institutions and branch campuses or other locations of institutions to provide postsecondary education, have the authority to share with each other any information pertaining to the institution's eligibility for or participation in the Title IV, HEA programs or any information on fraud and abuse;

(18) It will not knowingly --
(i) Employ in a capacity that involves the administration of the Title IV, HEA programs or the receipt of funds under those programs, an individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of Federal, State, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving Federal, State, or local government funds;

(ii) Contract with an institution or third-party servicer that has been terminated under section 432 of the HEA for a reason involving the acquisition, use, or expenditure of Federal, State, or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving Federal, State, or local government funds; or

(iii) Contract with or employ any individual, agency, or organization that has been, or whose officers or employees have been--
(A) Convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of Federal, State, or local government funds; or
(B) Administratively or judicially determined to have committed fraud or any other material violation of law involving Federal, State, or local government funds;

(19) It will complete, in a timely manner and to the satisfaction of the Secretary, surveys conducted as a part of the Integrated Postsecondary Education Data System (IPEDS) or any other Federal collection effort, as designated by the Secretary, regarding data on postsecondary institutions;

(20) In the case of an institution that is co-educational and has an intercollegiate athletic program, it will comply with the provisions of § 668.48;
(21) It will not impose any penalty, including, but not limited to, the assessment of late fees, the denial of access to classes, libraries, or other institutional facilities, or the requirement that the student borrow additional funds for which interest or other charges are assessed, on any student because of the student's inability to meet his or her financial obligations to the institution as a result of the delayed disbursement of the proceeds of a Title IV, HEA program loan due to compliance with statutory and regulatory requirements of or applicable to the Title IV, HEA programs, or delays attributable to the institution;

(22)(i) It will not provide any commission, bonus, or other incentive payment based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid, to any person or entity who is engaged in any student recruitment or admission activity, or in making decisions regarding the award of title IV, HEA program funds.

(A) The restrictions in paragraph (b)(22) of this section do not apply to the recruitment of foreign students residing in foreign countries who are not eligible to receive Federal student assistance.
(B) For the purpose of paragraph (b)(22) of this section, an employee who receives multiple adjustments to compensation in a calendar year and is engaged in any student enrollment or admission activity or in making decisions regarding the award of title IV, HEA program funds is considered to have received such adjustments based upon success in securing enrollments or the award of financial aid if those adjustments create compensation that is based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid.

(ii) Notwithstanding paragraph (b)(22)(i) of this section, eligible institutions, organizations that are contractors to eligible institutions, and other entities may make--
(A) Merit-based adjustments to employee compensation provided that such adjustments are not based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid; and

(B) Profit-sharing payments so long as such payments are not provided to any person or entity engaged in student recruitment or admission activity or in making decisions regarding the award of title IV, HEA program funds.

(iii) As used in paragraph (b)(22) of this section,
(A) Commission, bonus, or other incentive payment means a sum of money or something of value, other than a fixed salary or wages, paid to or given to a person or an entity for services rendered.
(B) Securing enrollments or the award of financial aid means activities that a person or entity engages in at any point in time through completion of an educational program for the purpose of the admission or matriculation of students for any period of time or the award of financial aid to students.

(1) These activities include contact in any form with a prospective student, such as, but not limited to--contact through preadmission or advising activities, scheduling an appointment to visit the enrollment office or any other office of the institution, attendance at such an appointment, or involvement in a prospective student's signing of an enrollment agreement or financial aid application.

(2) These activities do not include making a payment to a third party for the provision of student contact information for prospective students provided that such payment is not based on--
(i) Any additional conduct or action by the third party or the prospective students, such as participation in preadmission or advising activities, scheduling an appointment to visit the enrollment office or any other office of the institution or attendance at such an appointment, or the signing, or being involved in the signing, of a prospective student's enrollment agreement or financial aid application; or

(ii) The number of students (calculated at any point in time of an educational program) who apply for enrollment, are awarded financial aid, or are enrolled for any period of time, including through completion of an educational program.

(C) Entity or person engaged in any student recruitment or admission activity or in making decisions about the award of financial aid means--
(1) With respect to an entity engaged in any student recruitment or admission activity or in making decisions about the award of financial aid, any institution or organization that undertakes the recruiting or the admitting of students or that makes decisions about and awards title IV, HEA program funds; and

(2) With respect to a person engaged in any student recruitment or admission activity or in making decisions about the award of financial aid, any employee who undertakes recruiting or admitting of students or who makes decisions about and awards title IV, HEA program funds, and any higher level employee with responsibility for recruitment or admission of students, or making decisions about awarding title IV, HEA program funds.

(D) Enrollment means the admission or matriculation of a student into an eligible institution.
(23) It will meet the requirements established pursuant to Part H of Title IV of the HEA by the Secretary and nationally recognized accrediting agencies;
(24) It will comply with the requirements of § 668.22;
(25) It is liable for all--
(i) Improperly spent or unspent funds received under the Title IV, HEA programs, including any funds administered by a third-party servicer; and
(ii) Returns any title IV, HEA program funds that the institution or its servicer may be required to make;

(26) If an educational program offered by the institution is required to prepare a student for gainful employment in a recognized occupation, the institution must--
(i) Demonstrate a reasonable relationship between the length of the program and entry level requirements for the recognized occupation for which the program prepares the student. The Secretary considers the relationship to be reasonable if the number of clock hours provided in the program does not exceed by more than 50 percent the minimum number of clock hours required for training in the recognized occupation for which the program prepares the student, as established by the State in which the institution is located, if the State has established such a requirement, or as established by any Federal agency;

(ii) Establish the need for the training for the student to obtain employment in the recognized occupation for which the program prepares the student; and
(iii) Provide for that program the certification required in § 668.414.
(27) In the case of an institution participating in a Title IV, HEA loan program, the institution --
(i) Will develop, publish, administer, and enforce a code of conduct with respect to loans made, insured or guaranteed under the Title IV, HEA loan programs in accordance with 34 CFR 601.21; and
(ii) Must inform its officers, employees, and agents with responsibilities with respect to loans made, insured or guaranteed under the Title IV, HEA loan programs annually of the provisions of the code required under paragraph (b)(27) of this section;

(28) For any year in which the institution has a preferred lender arrangement (as defined in 34 CFR 601.2(b)), it will at least annually compile, maintain, and make available for students attending the institution, and the families of such students, a list in print or other medium, of the specific lenders for loans made, insured, or guaranteed under Title IV, of the HEA or private education loans that the institution recommends, promotes, or endorses in accordance with such preferred lender arrangement. In making such a list, the institution must comply with the requirements in 34 CFR 682.212(h) and 34 CFR 601.10;

(29) (i) It will, upon the request of an enrolled or admitted student who is an applicant for a private education loan (as defined in 34 CFR part 601.2(b)), provide to the applicant the self-certification form required under 34 CFR 601.11(d) and the information required to complete the form, to the extent the institution possesses such information, including --

(A) The applicant's cost of attendance at the institution, as determined by the institution under part F of Title IV, of the HEA;
(B) The applicant's estimated financial assistance, including amounts of financial assistance used to replace the expected family contribution as determined by the institution in accordance with Title IV, for students who have completed the Free Application for Federal Student Aid; and

(C) The difference between the amounts under paragraphs (b)(29)(i)(A) and (29)(i)(B) of this section, as applicable.
(ii) It will, upon the request of the applicant, discuss with the applicant the availability of Federal, State, and institutional student financial aid;

(30) The institution --
(i) Has developed and implemented written plans to effectively combat the unauthorized distribution of copyrighted material by users of the institution's network, without unduly interfering with educational and research use of the network, that include --

(A) The use of one or more technology-based deterrents;
(B) Mechanisms for educating and informing its community about appropriate versus inappropriate use of copyrighted material, including that described in § 668.43(a)(10);
(C) Procedures for handling unauthorized distribution of copyrighted material, including disciplinary procedures; and
(D) Procedures for periodically reviewing the effectiveness of the plans to combat the unauthorized distribution of copyrighted materials by users of the institution's network using relevant assessment criteria. No particular technology measures are favored or required for inclusion in an institution's plans, and each institution retains the authority to determine what its particular plans for compliance with paragraph (b)(30) of this section will be, including those that prohibit content monitoring; and

(ii) Will, in consultation with the chief technology officer or other designated officer of the institution--
(A) Periodically review the legal alternatives for downloading or otherwise acquiring copyrighted material;
(B) Make available the results of the review in paragraph (b)(30)(ii)(A) of this section to its students through a Web site or other means; and
(C) To the extent practicable, offer legal alternatives for downloading or otherwise acquiring copyrighted material, as determined by the institution; and
(31) The institution will submit a teach-out plan to its accrediting agency in compliance with 34 CFR 602.24(c), and the standards of the institution's accrediting agency upon the occurrence of any of the following events:

(i) The Secretary initiates the limitation, suspension, or termination of the participation of an institution in any Title IV, HEA program under 34 CFR 600.41 or subpart G of this part or initiates an emergency action under § 668.83.

(ii) The institution's accrediting agency acts to withdraw, terminate, or suspend the accreditation or preaccreditation of the institution.
(iii) The institution's State licensing or authorizing agency revokes the institution's license or legal authorization to provide an educational program.
(iv) The institution intends to close a location that provides 100 percent of at least one program.
(v) The institution otherwise intends to cease operations.
(c) In order to participate in any Title IV, HEA program (other than the LEAP and NEISP programs), the institution must certify that it--
(1) Has in operation a drug abuse prevention program that the institution has determined to be accessible to any officer, employee, or student at the institution; and
(2)(i) Has established a campus security policy in accordance with section 485(f) of the HEA; and

(ii) Has complied with the disclosure requirements of § 668.47 as required by section 485(f) of the HEA.
(d)(1) The institution, if located in a State to which section 4(b) of the National Voter Registration Act (42 U.S.C. 1973gg-2(b)) does not apply, will make a good faith effort to distribute a mail voter registration form, requested and received from the State, to each student enrolled in a degree or certificate program and physically in attendance at the institution, and to make those forms widely available to students at the institution.

(2) The institution must request the forms from the State 120 days prior to the deadline for registering to vote within the State. If an institution has not received a sufficient quantity of forms to fulfill this section from the State within 60 days prior to the deadline for registering to vote in the State, the institution is not liable for not meeting the requirements of this section during that election year.

(3) This paragraph applies to elections as defined in Section 301(1) of the Federal Election Campaign Act of 1971 (2 U.S.C. 431(1)), and includes the election for Governor or other chief executive within such State.

(e)(1) A program participation agreement becomes effective on the date that the Secretary signs the agreement.
(2) A new program participation agreement supersedes any prior program participation agreement between the Secretary and the institution.
(f)(1) Except as provided in paragraphs (g) and (h) of this section, the Secretary terminates a program participation agreement through the proceedings in subpart G of this part.
(2) An institution may terminate a program participation agreement.
(3) If the Secretary or the institution terminates a program participation agreement under paragraph (f) of this section, the Secretary establishes the termination date.
(g) An institution's program participation agreement automatically expires on the date that--
(l) The institution changes ownership that results in a change in control as determined by the Secretary under 34 CFR part 600; or
(2) The institution's participation ends under the provisions of § 668.26(a)(1), (2), (4), or (7).
(h) An institution's program participation agreement no longer applies to or covers a location of the institution as of the date on which that location ceases to be a part of the participating institution.

WILLIAM D. FORD FEDERAL DIRECT LOAN PROGRAM

If an institution participates in the William D. Ford Federal Direct Loan (Direct Loan) Program, the institution and its representatives shall comply with the statute, guidelines, and regulations governing the Title IV, Part D, William D. Ford Federal Direct Loan Program as required by 20 U.S.C. §§ 1087a et seq. (Part C) and 34 C.F.R. Part 685.

The institution will:
1.	Provide for the establishment and maintenance of a Direct Loan Program at the Institution that will:
Identify eligible students who seek student financial assistance in accordance with Section 484 of the Higher Education Act of 1965, as amended (the HEA).
Estimate the need of students as required under Title IV, Part F of the HEA.

Provide a certification statement of eligibility for students to receive loans that will not exceed the annual or aggregate limits, except the Institution may exercise its authority, under exceptional circumstances identified by the Secretary, to refuse to certify a statement that permits a student to receive a loan, or certify a loan amount that is less than the student's determination of need, if the reason for such action is documented and provided in written form to a student.

Establish a schedule for disbursement of loan proceeds to meet the requirements of Section 428G of the HEA.

Provide timely and accurate information to the Secretary concerning 1) the status of borrowers while students are in attendance, any new information pertaining to the status of student borrowers of which the Institution becomes aware after the student leaves the Institution, and 2) the utilization of Federal funds under Title IV, Part D of the HEA at such times and in such manner as prescribed by the Secretary.

2.	Comply with requirements established by the Secretary relating to student loan information with respect to the Direct Loan Program.
3.

Provide that students at the Institution and their parents (with respect to such students) will be eligible to participate in the programs under Title IV, Part B of the HEA, Federal Family Education Loan programs, at the discretion of the Secretary for the period during which such Institution participates in the Direct Loan Program, except that a student or parent may not receive loans under both Title IV, Part B and Part D of the HEA for the same period of enrollment.

4.

Provide for the implementation of a quality assurance system, as established by the Secretary and developed in consultation with Institutions of higher education, to ensure that the Institution is complying with program requirements and meeting program objectives.

5.

Provide that the Institution will not charge any fees of any kind, regardless of how they are described, to student or parent borrowers for loan application, or origination activities (if applicable), or the provision and processing of any information necessary for a student or parent to receive a loan under Title IV, Part D of the HEA.

6.

Provide that the Institution will originate loans to eligible students and parents in accordance with the requirements of Title IV, Part D of the HEA and use funds advanced to it solely for that purpose (Option 2 only).

7.	Provide that the note or evidence of obligation of the loan shall be the property of the Secretary (Options 2 and 1 only).
8.	Comply with other provisions as the Secretary determines are necessary to protect the interest of the United States and to promote the purposes of Title IV, Part D of the HEA.
9.	Accept responsibility and financial liability stemming from its failure to perform its functions under this Program Participation Agreement.

CERTIFICATIONS REQUIRED FROM INSTITUTIONS

The Institution should refer to the regulations cited below. Signature on this Agreement provides for compliance with the certification requirements under 34 C.F.R. Part 82, "New Restrictions on Lobbying," 34 C.F.R Part 84, "Governmentwide Requirements for Drug-Free Workplace (Financial Assistance)," 34 C.F.R. Part 85, "Governmentwide Debarment and Suspension (Nonprocurement)," and 34 C.F.R. Part 86, "Drug and Alcohol Abuse Prevention." Breach of any of these certifications constitutes a breach of this Agreement.

PART 1	CERTIFICATION REGARDING LOBBYING; DRUG-FREE WORKPLACE; DEBARMENT, SUSPENSION AND OTHER RESPONSIBILITY MATTERS; AND DRUG AND ALCOHOL ABUSE PREVENTION
1. Lobbying

As required by Section 1352, Title 31 of the U.S. Code, and implemented at 34 C.F.R. Part 82, for persons entering into a Federal contract, grant or cooperative agreement over $100,000, as defined at 34 C.F.R. Part 82, Sections 82.105, and 82.110, the undersigned certifies, to the best of his or her knowledge and belief, that:

(1)
No Federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan or cooperative agreement.

(2)
If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan or cooperative agreement, the undersigned shall complete and submit Standard Form - LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.

(3)
The Institution shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants and contracts under grants, loans and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

2a. Drug-Free Workplace (Grantees Other Than Individuals)
As required by the Drug-Free Workplace Act of 1988, and implemented at 34 C.F.R. Part 84, Subpart B, for grantees, as defined at 34 C.F.R. Part 84, Sections 84.200 through 84.230 -
The Institution certifies that it will or will continue to provide a drug-free workplace by:
(a)
Publishing a drug-free workplace statement notifying employees that the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance is prohibited in the grantee's workplace and specifying the actions that will be taken against employees for violation of such prohibition;

(b)	Establishing an on-going drug-free awareness program to inform employees about-
	(1)	The dangers of drug abuse in the workplace;
	(2)	The Institution's policy of maintaining a drug-free workplace;
	(3)	Any available drug counseling, rehabilitation, and employee assistance programs; and
	(4)	The penalties that may be imposed upon employees for drug abuse violations occurring in the workplace;
(c)	Making it a requirement that each employee to be engaged in the performance of the grant be given a copy of the statement required by paragraph (a);

(d)	Notifying the employee in the statement required by paragraph (a) that, as a condition of employment under the grant, the employee will -
	(1)	Abide by the terms of the statement, and
	(2)	Notify the employer in writing if he or she is convicted for a violation of a criminal drug statute occurring in the workplace no more than five calendar days after such conviction;
(e)
Notifying the agency, in writing, within 10 calendar days after receiving notice under this subparagraph (d)(2) from an employee or otherwise receiving actual notice of such conviction. Employers of convicted employees must provide notice, including position title, to: Director, Grants and Contracts Service, U.S. Department of Education, 400 Maryland Avenue, S.W., Washington, DC 20202. Notice shall include the identification number(s) of each affected grant;

(f)	Taking one of the following actions, within 30 calendar days of receiving notice under subparagraph (d)(2), with respect to any employee who is so convicted -
	(1)	Taking appropriate personnel action against such an employee, up to and including termination, consistent with the requirements of the Rehabilitation Act of 1972, as amended; or
(2)
Requiring such employee to participate satisfactorily in a drug abuse assistance or rehabilitation program approved for such purposes by a Federal, State, or local health, law enforcement, or other appropriate agency;

(g)	Making a good faith effort to continue to maintain a drug-free workplace through implementation of paragraphs (a), (b), (c), (d), (e), and (f).
2b. Drug-Free Workplace (Grantees Who Are Individuals)
As required by the Drug-Free Workplace Act of 1988, and implemented at 34 C.F.R. Part 84, Subpart C, for recipients who are individuals, as defined at 34 C.F.R. Part 84, Section 84.300 -
1.
As a condition of the grant, the Institution certifies that it will not engage in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance in conducting any activity related to the award; and

2.
If any officer or owner of the Institution is convicted of a criminal drug offense resulting from a violation occurring during the conduct of any award activity, the Institution will report the conviction, in writing, within 10 calendar days of the conviction, to: Director, Grants and Contracts Service, U.S. Department of Education, 400 Maryland Avenue, S.W., Washington, DC 20202. Notice shall include the identification number(s) of each affected grant.

3. Debarment, Suspension, and Other Responsibility Matters

As required by Executive Order 12549, Debarment and Suspension, and implemented at 34 C.F.R. Part 85, for prospective participants in primary covered transactions as defined at 34 C.F.R. Part 85, Sections 85.105 and 85.110, the Institution certifies that it and its principals:

(a)	Are not presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from covered transactions by any Federal department or agency;
(b)
Have not within a three-year period preceding this application been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public or private agreement or transaction; violation of Federal or State antitrust statutes; commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, receiving stolen property, making false claims, or obstruction of justice; or commission of any other offense indicating a lack of business integrity or business honesty that seriously and directly affects their present responsibility.

(c)
Are not presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State, or local) with commission of any of the offenses enumerated in paragraph (b) of this certification; and

(d)	Have not within a three-year period preceding this application had one or more public transactions (Federal, State, or local) terminated for cause or default.

4. Drug and Alcohol Abuse Prevention

As required by the Drug-Free Schools and Communities Act Amendments of 1989, which added section 1213 to the Higher Education Act, and implemented at 34 C.F.R. Part 86, the undersigned Institution certifies that it has adopted and implemented a drug prevention program for its students and employees that, at a minimum, includes--

1.
The annual distribution in writing to each employee, and to each student who is taking one or more classes for any kind of academic credit except for continuing education units, regardless of the length of the student's program of study, of:

•    Standards of conduct that clearly prohibit, at a minimum, the unlawful possession, use, or distribution of illicit drugs and alcohol by students and employees on its property or as part of any of its activities.
•    A description of the applicable legal sanctions under local, State or Federal law for the unlawful possession or distribution of illicit drugs and alcohol.
•    A description of the health risks associated with the use of illicit drugs and the abuse of alcohol.
•    A description of any drug or alcohol counseling, treatment, or rehabilitation or re-entry programs that are available to employees or students.
•    A clear statement that the Institution will impose disciplinary sanctions on students and employees (consistent with local, State and Federal law), and a description of those sanctions, up to and including expulsion or termination of employment and referral for prosecution, for violation of the standards of conduct. A disciplinary sanction may include the completion of an appropriate rehabilitation program.

2.	A biennial review by the Institution of its program to:
• Determine its effectiveness and implement changes to the program if they are needed. • Ensure that its disciplinary sanctions are consistently enforced.

PART 2	CERTIFICATION REGARDING DEBARMENT, SUSPENSION, INELIGIBILITY, AND VOLUNTARY EXCLUSION -- LOWER TIER COVERED TRANSACTIONS
The Institution is to obtain the signatures of Lower Tier Contractors on reproduced copies of the certification below, and retain the signed certification(s) in the Institution's files.

CERTIFICATION BY LOWER TIER CONTRACTOR
(Before Completing Certification, Read Instructions for This Part 3, below)

(1)
The prospective lower tier participant certifies by submission of this proposal, that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal Department or Agency.

(2)	Where the prospective lower tier participant is unable to certify to any of the statements in this certification, such prospective participant shall attach an explanation to this proposal.
	_____________________________________________	____________________________
	Name of Lower Tier Organization	PR/Award Number or Project Name
	_____________________________________________	____________________________
	Name of Authorized Representative	Title of Authorized Representative
	_____________________________________________	____________________________
	Signature of Authorized Representative	Date

1.	By signing and submitting this proposal, the prospective lower tier participant is providing the certification set out below.
2.
The certification in this clause is a material representation of fact upon which reliance was placed when this transaction was entered into. If it is later determined that the prospective lower tier participant knowingly rendered an erroneous certification, in addition to other remedies available to the Federal Government, the department or agency with which this transaction originated may pursue available remedies, including suspension and/or debarment.

3.
The prospective lower tier participant shall provide immediate written notice to the person to which this proposal is submitted if at any time the prospective lower tier participant learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances.

4.
The terms "covered transaction," "debarred," "suspended," "ineligible," "lower tier covered transaction," "participant," "person," "primary covered transaction," "principal," "proposal," "voluntarily excluded," as used in this clause, have the meanings set out in the Definitions and Coverage sections of rules implementing Executive Order 12549. You may contact the person to whom this proposal is submitted for assistance in obtaining a copy of those regulations.

5.
The prospective lower tier participant agrees by submitting this proposal that, should the proposed covered transaction be entered into, it shall not knowingly enter into any lower tier covered transaction with a person who is debarred, suspended, declared ineligible, or voluntarily excluded from participation in this covered transaction, unless authorized by the department or agency with which this transaction originated.

6.
The prospective lower tier participant further agrees by submitting this proposal that it will include the clause titled "Certification Regarding Debarment, Suspension, Ineligibility, and Voluntary Exclusion--Lower Tier Covered Transactions," without modification, in all lower tier covered transactions and in all solicitations for lower tier covered transactions.

7.
A participant in a covered transaction may rely upon a certification of a prospective participant in a lower tier covered transaction that is not debarred, suspended, ineligible, or voluntarily excluded from the covered transaction, unless it knows that the certification is erroneous. A participant may decide the method and frequency by which it determines the eligibility of its principals. Each participant may, but is not required to, check the Nonprocurement List.

8.
Nothing contained in the foregoing shall be construed to require establishment of a system of records in order to render in good faith the certification required by this clause. The knowledge and information of a participant is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings.

9.
Except for transactions authorized under paragraph 5 of these instructions, if a participant in a covered transaction knowingly enters into a lower tier covered transaction with a person who is suspended, debarred, ineligible, or voluntarily excluded from participation in this transaction, in addition to other remedies available to the Federal Government, the department or agency with which this transaction originated may pursue available remedies, including suspension and/or debarment.

NOTE:
A completed copy of the "Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion--Lower Tier Covered Transactions" form must be retained by the Institution. The original blank certification must be returned with the PPA.

PART 3	CERTIFICATION REGARDING GAINFUL EMPLOYMENT PROGRAMS
A list of the reported Title IV eligible educational programs that the institution offers that are required to prepare students for gainful employment in a recognized occupation ("gainful employment programs") is included as part of the Eligibility and Certification Approval Report (ECAR) that is a part of this Program Participation Agreement. By signing this Program Participation Agreement, the institution certifies that:

1.	the list of gainful employment programs it offers is accurate and complete;
2.	each of the gainful employment programs is approved by a recognized accrediting agency or is otherwise included in the institution's accreditation by its recognized accrediting agency;
3.
each of the gainful employment programs it offers is programmatically accredited, if such accreditation is required by a Federal governmental entity or a State where the institution or one of its additional locations is required to obtain State approval pursuant to 34 C.F.R. §600.9;

4.
each gainful employment program in a State where the institution or one of its additional locations is located satisfies the licensure or certification requirements that are needed for a student who completes the gainful employment program to qualify to take any licensure or certification exam in that State that is needed for the student to practice or find employment in an occupation that the gainful employment program prepares the student to enter; and

5.
for a gainful employment program for which the institution is establishing initial eligibility for Title IV, HEA program funds, the program is not substantially similar to a program offered by the institution that in the prior three years, became ineligible for Title IV, HEA program funds under the debt-to-earnings rates measure or was failing, or in the zone with respect to, the debt-to-earnings rates measure and was voluntarily discontinued by the institution.

IN WITNESS WHEREOF
the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
Signature of Institution's Chief Executive Officer:	_______________________________________________	Date:	______________
Print Name and Title:	_______________________________________________
_______________________________________________
The owners of the institution agree to be jointly and severally liable for the performance by the institution of its obligations under this agreement.
Signature of Institution's Owner:	_______________________________________________	Date:	______________
Print Name and Title:	_______________________________________________
_______________________________________________
For the Secretary:	_______________________________________________	Date:	______________
U.S. Department of Education